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                                                                     EXHIBIT 4.1


                        FIRST AMENDMENT TO THIRD AMENDED
                          AND RESTATED CREDIT AGREEMENT
                        --------------------------------



     THIS AMENDMENT dated as of May 30, 1996, by and among the Banks signatory hereto, Comerica Bank, as Agent for the Banks ("Agent"), and R.J. Tower Corporation, a Michigan corporation ("Company").

     RECITALS:

     A. Company, Banks and Agent entered into that certain Third Amended and Restated Credit Agreement dated as of January 16, 1996 (the "Credit Agreement").

     B. Company, Banks and Agent desire to amend the Credit Agreement as set forth below.

     NOW, THEREFORE, the parties agree as follows:

     1. The definitions of each of the following terms set forth in Section 1 of the Credit Agreement are amended to read in their entireties as follows:

          "'Guarantors' shall mean Edgewood, Tower (Indiana), Tower (Kentucky), Trylon, MascoTech and Kalamazoo and each other Person who shall become a Subsidiary of Company after the date hereof and shall have delivered to Agent on behalf of the Banks a guaranty of the Indebtedness in the form of the Company Guaranty (or a joinder agreement) and shall have delivered to the Collateral Agent on behalf of Banks a security agreement in form satisfactory to the Collateral Agent and the Lenders and such other documents as are reasonably determining by the Collateral Agent and the Lenders to be necessary to grant to the Collateral Agent and the Lenders a security interest (except as otherwise not required under this Agreement) in all of such Person's assets, whether then owned or thereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all of the foregoing.

          'Mortgages' shall mean the amended and restated mortgages dated as of the date hereof, and all mortgages executed and delivered after the date hereof by any Person who becomes a Subsidiary after the date hereof, executed and delivered to the Collateral Agent on behalf of the Lenders as of the date hereof by Company, Tower

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     (Indiana), Edgewood, Kalamazoo and other Subsidiaries granting the
     Collateral Agent and the Lenders first priority mortgages on all of the real property owned by each of the Subsidiaries (other than real property described on Exhibit 'N' annexed hereto) subject only to such encumbrances as are acceptable to the Collateral Agent and the Lenders, and the Kentucky Bond Mortgage and the Indiana Bond Mortgage.

          'Revolving Credit Aggregate Commitment' shall mean Seventy Five Million Dollars ($75,000,000) subject to reduction or termination under
     Section 2.13 or 10.2 hereof.

          'Security Agreements' shall mean amended and restated security agreements dated as of the date hereof, and all security agreements executed and delivered after the date hereof by any person which becomes a Subsidiary after the date hereof, pursuant to which Company and each Subsidiary grants to the Collateral Agent and Lenders a first priority security interest in all accounts, chattel paper, documents, equipment, fixtures, general intangibles, goods, instruments and inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all the foregoing, as may be amended from time to time.

          'Tower Pledge' shall mean the Amended and Restated Security Agreement (Third Party Pledge) dated as of the date hereof pursuant to which Parent grants to the Collateral Agent and the Lenders a first priority security interest in all of the issued and outstanding stock of Company, as may be amended from time to time."

     1.A Subparagraph (a) of the definition of Permitted Encumbrances is amended to add the words "for the equal and ratable benefit of the Lenders" after the words "Loan Documents".

     2. Section 1 of the Credit Agreement is amended to add the following definitions in alphabetical order:

          "'Acquisition Note" shall mean the promissory note dated May 31, 1996 by Company payable to MascoTech, Inc. in the original principal amount of $5,000,000 bearing interest at a rate of 7% per annum.

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          'Collateral Agent' shall mean Comerica Bank, acting in its capacity as
     Collateral Agent for the Lenders under the Intercreditor Agreement.

          'Consolidated EBITA' shall mean for any period of determination, Consolidated Net Income for such period, plus the aggregate amounts deducted in determining Consolidated Net Income in respect of (a) income taxes for such period, (b) interest expense for such period, and (c) amortization expense for such period in each case determined on a Consolidated basis in accordance with GAAP.

          'Equity Transactions' shall mean any sale of any shares of the capital stock of Parent or any warrants, options or other equivalents of the capital stock of Parent.

          'Hedging Transaction' means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Company from time to time pursuant to an Interest Rate Protection Agreement; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

          'Intercreditor Agreement' shall mean that certain Intercreditor and Collateral Agency Agreement dated as of May 31, 1996 as the same may be amended or otherwise modified from time to time, by and among Company, the Collateral Agent and the Lenders.

          'Interest Coverage Ratio' shall mean as of any date of determination a ratio the numerator of which is Consolidated EBITA for the four preceding fiscal quarters ending on such date of determination and the denominator of which is Projected Interest Expense.

          'Interest Rate Protection Agreement' means any interest rate swap, cap, floor, collar, forward rate agreement, or other rate protection transaction, or any combination of such transaction or agreements or any option with respect to any such transactions or

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     agreements now existing or hereafter entered into between Company and any
     Bank or an Affiliate of a Bank.

          'Lenders' shall mean each of the Banks and each of the Senior Note Purchasers, and their respective successors and assigns.

          'MascoTech' shall mean MascoTech Stamping Technologies, Inc., a Delaware corporation.

          'MascoTech Acquisition' shall mean the acquisition by Company of all of the issued and outstanding stock of MascoTech pursuant to the Acquisition Agreement.

          'Maximum Leverage Ratio' shall mean as of any date of determination, a ratio the numerator of which is Funded Debt as of such date of determination and the denominator of which is the sum of Funded Debt as of such date and Consolidated Net Worth as of such date.

          'Net Proceeds from Equity Transactions' shall mean for any Equity Transaction the amount of cash proceeds received by Company from such Equity Transaction.

          'Parent Letter Agreement' shall mean that certain letter agreement dated May 31, 1996 and addressed to the Banks pursuant to which Parent agrees to downstream to Company 100% of the net cash proceeds received from the Secondary Offering.

          'Permitted Guaranties' shall mean the guaranty executed and delivered by the Company's Subsidiaries as of May 31, 1996 (and those guaranties delivered by Subsidiaries which become guarantors subsequent to the date hereof) in favor of the Senior Note Purchasers, as security for the Senior Debt held by such Lenders, as such guaranties may be amended from time to time.

          'Projected Interest Expense' shall mean as of any date of determination the aggregate of the payments to be made in respect of interest on all Funded Debt of Company and its Consolidated Subsidiaries during the four fiscal quarters following such date of determination. In determining interest expense for variable rate indebtedness, the amount of interest to be taken into account for such period and for which the actual interest rate cannot be determined shall be computed at an assumed annual interest rate equal to the

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     interest rate in effect for the applicable variable rate indebtedness on the applicable date of determination.

          'Secondary Offering' shall mean a public offering of stock of the Parent pursuant to which the Parent receives net proceeds in an amount not less than $30,000,000 and which proceeds are downstreamed to Company pursuant to the terms of the Parent Letter Agreement.

          'Senior Debt' shall mean the senior debt to be issued by the Company pursuant to the Senior Debt Documents in an aggregate principal amount of Sixty Five Million Dollars ($65,000,000).

          'Senior Debt Documents' shall mean those certain note purchase agreements to be entered into concurrently herewith between the Company and the respective Senior Note Purchasers with respect to the Senior Debt, and the Senior Notes to be issued thereunder (all in form and substance acceptable to Agent and the Majority Banks), together with any and all other documents, instruments and certificates executed and delivered pursuant thereto, including without limitation the Permitted Guaranties, the Mortgages, the Security Agreements and the Tower Pledge, as the same may be amended from time to time (subject to the terms hereof), and all other documents executed in exchange therefor or in replacement or renewal thereof.

          'Senior Note Purchasers' shall mean the note purchasers which become signatories to the Senior Debt Documents, and their respective successors and assigns.

          'Senior Notes' shall mean the 7.65% Senior Secured Notes, Series A, Due June 1, 2006 and the 7.82% Senior Secured Notes, Series B, Due June 1, 2008 to be issued by Company to the Senior Note Purchasers."

     3. Section 8.11 of the Credit Agreement is amended to read in its entirety as follows:

          "8.11 Maintain Consolidated Net Worth. Maintain at all times a Consolidated Net Worth of not less than the Minimum Consolidated Net Worth. 'Minimum Consolidated Net Worth' initially shall mean Eighty-Five Million Dollars ($85,000,000). On December 31 of each year, commencing December 31, 1996, the Minimum Consolidated

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     Net Worth shall be increased (but not decreased) by an amount equal to fifty percent (50%) of Consolidated Net Income (but not loss) for the fiscal year ending on such date. In addition, on the date of any Equity Transaction, Minimum Consolidated Net Worth shall increase by an amount equal to one hundred percent (100%) of Net Proceeds from Equity Transactions related to such Equity Transaction."

     4. Section 8.12 of the Credit Agreement is amended to read in its entirety as follows:

          "8.12 Maintain Maximum Leverage Ratio. Maintain at all times a Maximum Leverage Ratio of not more than the following amounts during the periods specified below:

     Present through June 29, 1997                 .60 to 1.0
     June 30, 1997 and thereafter                  .55 to 1.0"

     5. Section 8.13 of the Credit Agreement is amended to read in its entirety as follows:

          "8.13 Maintain Interest Coverage Ratio. Maintain as of the end of each fiscal quarter of Company an Interest Coverage Ratio of not less than
     2.5 to 1.0."

     6. Section 8.14 of the Credit Agreement is amended to read in its entirety as follows:

          "8.14 Maintain Cashflow Leverage Ratio. Maintain at all times a Cashflow Leverage Ratio of not more than 3.5 to 1.0."

     7. Section 8.16 of the Credit Agreement is amended to read in its entirety as follows

          "8.16 Subsidiaries; Guaranties. With respect to each Person which becomes a Subsidiary subsequent to the date of this Agreement, within ten days of the date of a new Subsidiary is created or acquired, as the case may be, cause each such Subsidiary to execute and deliver to Agent, for and on behalf of each of the Banks, (i) joinder agreements in the form attached as Exhibit `A' to each of the Guaranties whereby each Subsidiary becomes obligated as a Guarantor under the Guaranties and (ii) Security Agreements and Mortgages, as applicable, together with such supporting documentation, including without limitation corporate authority, items,

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     certificates and opinions of counsel, as reasonably required by Agent and the Majority Banks. Notwithstanding the foregoing, MascoTech shall not be obligated to take the actions specified in the foregoing subclause (ii) until September 1, 1996 and then only if the Secondary Offering shall not have been completed on or before such date."

     8.   The following Section 8.17 is hereby added to the Agreement:

          "8.17 Amendment of Senior Debt Documents. Upon any amendments, modifications or alterations of the Senior Debt Documents, promptly (but no later than five (5) Business Days following the effective date thereof) notify Agent of the occurrence thereof, furnishing Agent with copies of all such amendments, modifications or alterations. If the Majority Banks shall determine, in their sole discretion, that any such amendment, modification or alteration contains any new covenant, or makes any existing covenant in the Senior Debt Documents more restrictive than the covenants contained in this Agreement, Company shall forthwith upon demand by Majority Banks enter into such amendments or modifications of this Agreement as reasonably determined by the Majority Banks to be necessary to make this Agreement (and the covenants contained herein) more restrictive than such documents in proportion to the levels of restrictions existing immediately prior to such amendment, modification or alteration to the Senior Debt Documents."

     9. Section 9.3 of the Credit Agreement is amended to read in its entirety as follows:

          "9.3 Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (a) by endorsement for deposit in the ordinary course of business, (b) guaranties in favor of Agent and the Banks, (c) the Letter of Credit Guaranty, (d) the Letter of Credit Guaranty (Kentucky), (e) unsecured guaranties by Company or one or more Subsidiaries of indebtedness of the Company or one or more Subsidiaries, and (f) the Permitted Guaranties."

     10. Section 9.4 of the Credit Agreement is amended to delete the word "and" at the end of subparagraph (f), change the period at

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the end of subparagraph (g) to a semi-colon and to add the following subparagraphs (h), (i), (j), (k), and (l):

          "(h) the Senior Debt and any renewals or refinancing of the Senior Debt in amounts not exceeding the original principal amount thereof (less any required amortization according to the terms thereof), on substantially the same terms as the Senior Debt;

          (i) unsecured indebtedness of Company to MascoTech, Inc. evidenced by the Acquisition Note;

          (j) the Earnout Amount (as defined in the Acquisition Agreement;

          (k) indebtedness incurred in connection with Hedging Transactions;

          (l)  the Permitted Guaranties."

     11. Section 9.5 of the Credit Agreement is amended by adding the words "Except for the MascoTech Acquisition," at the beginning of such Section and changing the word "Purchase" to "purchase".

     12. Section 9.8 of the Credit Agreement is amended to delete the words "except to Agent on behalf of the Banks" and to substitute therefor the words "except to Collateral Agent for the equal and ratable benefit of the Lenders".

     13. Section 9.12 of the Credit Agreement is amended to add the following sentence to the end thereof:

          "Nothing contained in this Section 9.12 shall be deemed to prohibit the Parent Letter Agreement".

     14. Section 9.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "[Reserved]"

     15. Section 10.2 of the Credit Agreement is amended to change the reference to "subsection 10.1(l)" in the ninth line thereof to "subsection 10.1(m)".

     16. The first sentence of Section 11.2 of the Credit Agreement is amended to read in its entirety as follows:

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          "Notwithstanding anything to the contrary in this Agreement, but subject to the Intercreditor Agreement (if then in effect), after an Event of Default, the proceeds of any offsets or voluntary payments by Company or any Guarantor or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Notes on a pro rata basis (in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the Advances and the Term Loan held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company."

     17. Section 11.3 of the Credit Agreement is amended to add the words "Subject to the Intercreditor Agreement (if then in effect)" before the word "If" in the first line thereof and to change such word "If" to "if".

     18. Section 1 of the Credit Agreement is amended to delete the definitions of "Debt to Worth Ratio" and "Debt Service Coverage Ratio".

     19. Schedules 7.4, 7.11, 9.4 and 9.7 of the Credit Agreement are deleted and attached Schedules 7.4, 7.11, 9.4 and 9.7 are substituted therefor.

     20. This Amendment shall be effective upon (a) execution of this Amendment by Company, Agent and the Banks, (b) execution of the Acknowledgment attached to this Amendment by the Guarantors, (c) delivery by Company to Agent of new Revolving Credit Notes for the Banks in the form of Exhibit "B" attached hereto completed to reflect the commitments of each Bank as modified hereby, (c) delivery by MascoTech to Agent of joinder agreements with respect to each of the Guaranties, (d) payment to the Agent for pro rata distribution to the Banks of an amendment fee of $37,500, (e) simultaneous consummation of the closing of the issuance of the Senior Notes, (f) execution of the Intercreditor Agreement by Company, Agent, the Senior Note Purchasers and the Guarantors, (g) delivery by Company to Agent of an opinion of counsel to the Company and the Guarantors in form and substance acceptable to the Agent and the Banks, and (h) the simultaneous payment in full by Company of the Term Loans.

     21. All references to the term "Agreement" and to the terms "hereof", "hereunder" and similar referential terms in the Credit Agreement shall be deemed to mean or refer to the Credit Agreement as amended by this Amendment.

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     22.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

     23.  This Amendment may be executed in counterparts, in accordance with
Section 14.10 of the Credit Agreement.

     24. Except as expressly modified hereby, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.

     25. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Credit Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 7.1 through 7.6 and Sections 7.8 through 7.15 of the Credit Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 7.7 of the Credit Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to Agent and Banks by Company in accordance with Section 8.1 of the Agreement; and
(d) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Credit Agreement, has occurred and is continuing as of the date hereof.

     26. This Amendment may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.



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     The parties execute this Amendment as of the date set forth above.

COMERICA BANK, as Agent             R.J. TOWER CORPORATION, a Michigan
                                    corporation

By: /s/ David B. Marvin             By: /s/ Anthony A. Barone
   _____________________________       ____________________________

Its:____________________________    Its:___________________________


REVOLVING CREDIT BANKS:             COMERICA BANK



                                    By: /s/ David B. Marvin
                                       ____________________________

                                    Its:___________________________



                                    BANK OF AMERICA ILLINOIS



                                    By: /s/ Guy Stapleton
                                       ____________________________

                                    Its:___________________________



                                    FIRST BANK NATIONAL ASSOCIATION



                                    By: /s/ Mark R. McDonald
                                       ____________________________

                                    Its:___________________________


SWING LINE BANK:                    COMERICA BANK



                                    By: /s/ David B. Marvin
                                       ____________________________

                                    Its:___________________________

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                          ACKNOWLEDGMENT OF GUARANTORS
                          ----------------------------



     Each of the undersigned accepts and agrees to the First Amendment to the Third Amended and Restated Credit Agreement dated as of January 16, 1996, and ratifies and confirms its obligations under the Amended and Restated Guaranty dated as of January 16, 1996, to which each of the undersigned is a party either by execution thereof or by execution of a Joinder Agreement, and each of the undersigned agrees that such Guaranty continues to be in full force and effect.

                                    R.J. TOWER CORPORATION, an Indiana
                                    corporation



                                    By: /s/ Anthony A. Barone
                                       ____________________________

                                    Its:___________________________



                                    R.J. TOWER CORPORATION, a Kentucky
                                    corporation



                                    By: /s/ Anthony A. Barone
                                       ____________________________

                                    Its:___________________________



                                    KALAMAZOO STAMPING AND DIE COMPANY



                                    By: /s/ Anthony A. Barone
                                       ____________________________

                                    Its:___________________________
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                                    TRYLON CORPORATION



                                    By: /s/ Anthony A. Barone
                                       ____________________________

                                    Its:___________________________



                                    EDGEWOOD MANUFACTURING CORP.



                                    By: /s/ Anthony A. Barone
                                       ____________________________

                                    Its:___________________________

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